Exhibit 7.1

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of March 31, 2011 (this “Agreement”), between Sterling Parent Inc., a Delaware corporation (“Parent”) and the following stockholders of the Company (each, a “Stockholder” and collectively, the “Stockholders”): (a) Dr. Ernst Volgenau (the “Continuing Investor”) and (b) those other Persons listed as stockholders on the signatures pages hereof, which are family trusts or other similar estate planning vehicles or 401(k) retirement plans controlled by and for the benefit of either the Continuing Investor or his spouse, Sara Volgenau (collectively, the “Continuing Investor Estate Vehicles”).

RECITALS

A. SRA International, Inc. is a corporation organized under the laws of the State of Delaware (the “Company”). Each Stockholder owns the number of shares of Class A Common Stock, par value $0.004 per share, of the Company (the “Class A Common Stock”) and of Class B Common Stock, par value $0.004 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”).

B. Concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be amended, modified, supplemented or restated, the “Merger Agreement”) providing for the merger of Sterling Merger Inc., a Delaware corporation and, direct, wholly owned subsidiary of Parent (“Merger Sub”), with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth therein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

C. Concurrently with the execution and delivery of this Agreement, Parent, the Company and The Ernst Volgenau Revocable Trust are entering into a letter agreement (as the same may from time to time be amended, modified, supplemented or restated, the “Rollover Commitment Letter”), providing, among other things, for the exchange, immediately prior to the effective time of the Merger (the “Effective Time”), of certain of the Subject Shares for shares of Parent.

D. The Company Board (upon the unanimous recommendation of the Special Committee) has (i) determined that the Merger is fair to, and in the best interests of, holders of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) authorized and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, (iv) resolved to recommend adoption of the Merger Agreement to the Company’s stockholders and (v) approved the Merger and the Merger Agreement and the transactions contemplated thereby for purposes of Section 203 of the DGCL.

E. As a condition to entering into the Merger Agreement and the Rollover Commitment Letter, Parent has required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement to induce Parent to enter into the Merger Agreement and the Rollover Commitment Letter.

NOW, THEREFORE, the parties hereto agree as follows:

1. Representations and Warranties of each Stockholder.  Each Stockholder represents and warrants to Parent as follows:

(a) Authority.  Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or such Stockholder’s ability to observe and perform such Stockholder’s material obligations hereunder.

(b) No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

(c) The Subject Shares.  Such Stockholder is the record (or the controlling Person of the record) and beneficial owner of, or is trustee or executor of a trust or estate that is the record holder of and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than the restrictions set forth in Section 6 of the Company’s Certificate of Incorporation and The Ernst Volgenau 2010 Grantor Retained Annuity Trust’s (the “GRAT”) trust agreement, dated March 19, 2009 (the “GRAT Trust Agreement”) under which the Continuing Investor retains the sole right to vote the Subject Shares)). Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto. Subject to the terms of the Rollover Commitment Letter, such Stockholder has the sole right to vote, or to dispose of, such Subject Shares and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as (i) contemplated by this Agreement, (ii) agreed to in writing by Parent, (iii) specifically contemplated under Article II, Section A of the GRAT Trust Agreement or (iv) set forth in Section 6 of the Company’s Certificate of Incorporation. Except for the Rollover Commitment Letter, (x) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares and (y) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(d) Reliance by Parent.  Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement and the Rollover Commitment Letter in reliance upon such Stockholder’s execution and delivery of this Agreement.

(e) Litigation.  To the knowledge of such Stockholder, there is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

(f) Finders Fees.  No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

2. Representations and Warranties of the Continuing Investor.  The Continuing Investor hereby represents and warrants to Parent that either the Continuing Investor or, solely with respect to the GRAT (on matters not relating to the voting of shares), his spouse, Sara Volgenau, is the sole agent, proxy, attorney-in-fact and representative for the benefit of, and on behalf of, each Continuing Investor Estate Vehicle.

3. Representations and Warranties of Parent.  Parent hereby represents and warrants to each Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Parent, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets.

4. Covenants of each Stockholder.  Until the termination of this Agreement in accordance with Section 8, each Stockholder agrees as follows:

(a) No Stockholder shall, nor shall such Stockholder permit his or its Affiliates to (i) Transfer or enter into any contract, option or other agreement providing for the Transfer of any of the Subject Shares owned by such Stockholder or (ii) grant any proxies or powers of attorney or other authorization or consent in or with respect to the Subject Shares owned by such Stockholder, deposit any Subject Shares owned by such Stockholder into a voting trust or enter into a voting agreement or arrangement with respect to any Subject Shares owned by such Stockholder, or take any other action, that would materially restrict, limit or interfere with the performance of its or his obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by any Stockholder in connection with the transactions contemplated by the Merger Agreement or the Rollover Commitment Letter.

(b) At any meeting of shareholders of the Company called to vote upon the Merger and/or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and/or the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Subject Shares (and each class thereof), in favor of the adoption of the Merger Agreement and the approval of each of the transactions contemplated thereby.

(c) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Stockholder shall vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Subject Shares (and each class thereof), against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any proposal made by any Person other than Parent or its Affiliates that was initiated in opposition to or in competition with the transactions contemplated by the Merger Agreement (a “Competing Proposal”) and (ii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries (other than the amendments of the Company’s certificate of incorporation and by-laws resulting from the Merger), which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of each class of Common Stock. Subject to Section 6, each Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(d) Subject to the terms of Section 6, no Stockholder shall, nor shall any Stockholder authorize or permit any of such Stockholder’s Representatives to (and shall use all reasonable efforts to cause such Persons not to), directly or indirectly, initiate, solicit, or knowingly encourage any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal, or continue or otherwise participate in any discussions or negotiations with any Person with respect to a Competing Proposal, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to a Competing Proposal. No Stockholder shall, alone or together with any other Person, make a Competing Proposal. If any Stockholder receives any inquiry or proposal regarding any Takeover Proposal, solely in his or her capacity as a shareholder of the Company, such Stockholder shall promptly inform Parent of such inquiry or proposal and the details thereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4(d) by any of such Stockholder’s Representatives shall be deemed to be a violation of this Section 4(d) by such Stockholder. Notwithstanding this Section 4(d), nothing in this Agreement shall prohibit any Stockholder from engaging in any discussions with any third Person with which the Company is permitted to engage in discussions pursuant to Sections 5.2(a) or (c) of the Merger Agreement, regarding such Stockholder’s equity participation, investment or reinvestment in any Acquisition Proposal and terms related thereto, provided that prior to the termination of this Agreement pursuant to Section 8, such Stockholder will not enter into any agreement with respect to such participation, investment or reinvestment.

(e) Each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify the Parent of the number of any new shares of Common Stock with respect to which beneficial ownership is acquired, if any, after the date hereof and before the Effective Time. Any such shares shall automatically become subject to the terms of this Agreement as Subject Shares as though owned by the Stockholder as of the date hereof.

(f) Each Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

5. Covenant of the Continuing Investor.  From the date hereof until the termination of this Agreement pursuant to Section 8, Sara Volgenau shall at all times remain the sole trustee of the GRAT, and the Continuing Investor shall at all times remain the sole trustee of the Continuing Investor Estate Vehicles (other than the GRAT), Sara Volgenau shall at all times retain sole and absolute power and authority to take or control any actions by or on behalf of the GRAT and to exercise any rights, powers or authority of the GRAT (other than the power to vote the Subject Shares, which power is held by the Continuing Investor), and the Continuing Investor shall at all times retain sole and absolute power and authority to take or control any actions by or on behalf of the Continuing Investor Estate Vehicles other than the GRAT, and to exercise any rights, powers or authority of the Continuing Investor Estate Vehicles other than the GRAT.

6. Irrevocable Proxy.  Each Stockholder, and the Continuing Investor with respect to Subject Shares owned by the GRAT, constitutes and appoints Parent, from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 8 (at which point such constitution and appointment shall automatically be revoked), as such Stockholder’s attorney, agent and proxy (each such constitution and appointment, an “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to all of such Stockholder’s Subject Shares at any annual, special or other meeting of the shareholders, and at any adjournment or adjournments or postponement thereof, and in any action by written consent of the shareholders of the Company, on the matters and in the manner specified in Section 4. EACH SUCH PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SUCH SHAREHOLDER MAY TRANSFER ANY OF HIS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder, and the Continuing Investor with respect to Subject Shares owned by the GRAT, hereby revokes all other proxies and powers of attorney with respect to all of such Stockholder’s Subject Shares that may have heretofore been appointed or granted with respect to the matters covered by Section 4, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto on the matters covered by Section 4. All authority herein conferred or agreed to be conferred by any Stockholder shall survive the death or incapacity of such Stockholder and any obligation of any Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. It is agreed that Parent will not use the Irrevocable Proxy granted by any Stockholder unless such Stockholder fails to comply with Section 4 and that, to the extent Parent uses any such Irrevocable Proxy, it will vote the Shares subject to such Irrevocable Proxy only with respect to the matters specified in, and in accordance with the provisions of, Section 4.

7. Stockholder Capacity.  No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as a director or officer of the Company.

8. Termination.  This Agreement shall terminate upon the earlier of (A) the Effective Time or (B) the date that the Merger Agreement is validly terminated in accordance with its terms. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination. Notwithstanding the foregoing, Sections 9 through 18 of this Agreement shall survive any termination of this Agreement pursuant to clause (B) of this Section 8.

9. Governing Law.  This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

10. Jurisdiction; Waiver of Jury Trial.  (a) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 14 of this Agreement.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Specific Performance.  Each Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (b) Parent is and will be relying on such covenants in connection with entering into the Merger Agreement and the Rollover Commitment Letter, the performance of its obligations under the Merger Agreement and the exchange of shares pursuant to the Rollover Commitment Letter, and (c) a violation of any of the terms of such covenants, obligations or agreements will cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, each Stockholder agrees that Parent shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have.

12. Amendment, Waivers, etc.  Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Parent and each of the Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

13. Assignment; No Third Party Beneficiaries.  This Agreement shall not be assignable or otherwise transferable by a party without the prior written consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that Parent may assign or transfer its rights, interests and obligations under this Agreement to any Affiliate to which Parent assigns or transfers its rights, interests and obligations under the Merger Agreement in accordance with the Merger Agreement. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

14. Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier:

(A) if to Parent to:

c/o Providence Equity Partners
9 West 57th Street
Suite 4700
New York, NY 10019
Attn: Christopher C. Ragona
Telecopy: (212) 588-6701

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn.: Margaret A. Davenport
       William D. Regner
Telecopy: (212) 909-6836;

(B) if to any Stockholder to:

Dr. Ernst Volgenau
c/o SRA International, Inc.
4350 Fair Lakes Court
Fairfax, VA 22033
Attn: Dr. Ernst Volgenau
      Charles Crotty
Telecopy: (703) 803-1509

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue N.W.
Washington, D.C. 20036-5306
Attn: Stephen Glover
Telecopy: (202) 467-0539

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the U.S. mail, if sent by registered or certified mail, postage prepaid; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

15. Remedies.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.

16. Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

17. Integration.  This Agreement, including the Schedule hereto, the Merger Agreement and the Exchange Agreement constitute the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof and thereof.

18. Section Headings.  The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

19. Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

STERLING PARENT INC.

By:	/s/ Julie Richardson Name: Julie Richardson Title: President

/s/  Ernst Volgenau

ERNST VOLGENAU

/s/  Ernst Volgenau

ERNST VOLGENAU
As Trustee of THE ERNST VOLGENAU 2011 CHARITABLE REMAINDER UNITRUST I

/s/  Ernst Volgenau
ERNST VOLGENAU
As Trustee of THE ERNST VOLGENAU 2011 CHARITABLE REMAINDER UNITRUST II

/s/  Ernst Volgenau
ERNST VOLGENAU
As Trustee of THE ERNST VOLGENAU
REVOCABLE TRUST

/s/  Sara Volgenau
SARA VOLGENAU
As Trustee of ERNST VOLGENAU 2010
GRANTOR RETAINED ANNUITY TRUST

SCHEDULE A

	Number of Shares of	Number of Shares of
	Class A Common	Class B Common
Name of the Stockholder	Stock Owned	Stock Owned

Ernst Volgenau	200	N/A
Ernst Volgenau (401(k) account)	2,170	N/A
The Ernst Volgenau 2011 Charitable Remainder Unitrust I	N/A	5,000,000
The Ernst Volgenau 2011 Charitable Remainder Unitrust II	N/A	1,000,000
The Ernst Volgenau Revocable Trust	111,144	5,070,581
Ernst Volgenau 2010 Grantor Retained Annuity Trust	N/A	631,888